Exhibit 10.2

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT dated this 22nd day of August 2007 and effective as of September 10, 2007 (the "Agreement") between PFIZER INC., a Delaware corporation (the "Company"), and FRANK A. D'AMELIO (the "Executive").

       WHEREAS, the Company wishes to employ the Executive as its Senior Vice President and Chief Financial Officer effective as of September 10, 2007 (the "Employment Date"); and

       WHEREAS, the Company wishes to provide the benefits under this Agreement as an inducement for the Executive to enter into such employment; and

       WHEREAS, the Executive wishes to enter into such employment on the condition that the Company provide the benefits under this Agreement.

       NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1. Benefits Upon a Qualifying Termination. If the Executive's employment with the Company is terminated by the Company without Cause (as hereinafter defined) or by the Executive for Good Reason (as hereinafter defined) at any time prior to the second anniversary of the Employment Date (a "Qualifying Termination"), the Executive shall be entitled to payment of the benefits set forth below:

(i) A lump sum amount equal to the sum of (a) his unpaid base salary, if any, through the Date of Termination (as hereinafter defined) at the rate in effect on the Date of Termination; plus (b) a prorated portion, based on the number of calendar months (either whole or partial) in the year through the Date of Termination divided by 12, of his Annual Incentive Compensation. For the purpose of this Agreement, "Annual Incentive Compensation" shall mean the target or earned amount, whichever is greater, of the annual incentive award for the Executive for the year in which the Date of Termination occurs;

(ii) A lump sum amount equal to (a) two full years' base salary at the rate in effect on the Date of Termination; plus (b) two times his Annual Incentive Compensation at target or earned, whichever is greater; plus

(iii) During the two year severance period (or, if earlier, until the Executive becomes eligible for group health coverage from another employer), the Executive shall continue to receive all Company medical, dental, and other group health plan benefits that he is receiving immediately prior to the Date of Termination, paid for by the Company during such period; provided that, if the Executive's entitlement to such coverage does not constitute a deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), in lieu of such continued coverage, the Company may, in its sole discretion, elect within 15 days following the Date of Termination to pay the Executive the cash equivalent cost to the Company, as determined by the Company, of providing such continued coverage for the two-year period.

The amount of base salary and annual incentive award shall be determined without regard to any reduction described in Section 6(ii) below. The compensation and benefits provided under this Agreement shall be in addition to any compensation and benefits to which the Executive may be entitled under any other agreement, plan or program of the Company, except as expressly provided in Section 8 below.

Notwithstanding the foregoing, the Company's obligation to make the payments in Section 1(ii) and (iii) above shall be conditioned upon (1) the Executive executing a general release in favor of the Company and its affiliates and their respective current and former officers, directors and employees waiving claims pertaining to the termination of his employment and other customary employment-related claims in form and substance acceptable to the Company within 10 days of the Date of Termination, and (2) the Executive's compliance with his obligations under Section 10 below.

2. Notice of Termination. The termination by the Company or the Executive of the Executive's employment for any reason shall be communicated by a written notice of termination (a "Notice of Termination") to the other party in accordance with Section 13 hereof. The Notice of Termination shall set forth in reasonable detail the facts and circumstances providing a basis for the termination, including, if applicable, the facts and circumstances supporting a claim of termination for Cause by the Company or a claim of termination for Good Reason by the Executive.

3. Date of Termination. The termination of the Executive's employment shall be effective on the date set forth in the Notice of Termination, which date shall not be later than 30 days after the date on which the Notice of Termination is received or deemed received by the other party in accordance with Section 13 hereof, or such other date as the parties hereto may agree upon in writing (the "Date of Termination").

4. Date of Payment.

Subject to Section 15 below, the cash benefits provided for in Section 1 hereof in the event of a Qualifying Termination shall be paid by the Company within 30 days following the Date of Termination; provided that, to the extent the earned amount of Annual Incentive Compensation exceeds the target amount of Annual Incentive Compensation, such excess amounts payable under Section 1(i)(b) and Section 1(ii)(b) as a result thereof shall be paid to the Executive as soon as practicable following the Company's determination of the Executive's earned amount of Annual Incentive Compensation, but in no event later than the 15th day of the third month following the end of the Company's taxable year in which the Date of Termination occurs.

5. Definition of Cause. For purposes of this Agreement, "Cause" shall mean the Executive's willful breach of duty in the course of his employment or his willful habitual neglect of his employment duties. For purposes of this Section 5, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive had committed the breach or neglect of duty described above in this Section 5 and specifying the particulars thereof in detail.

6. Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without the Executive's written consent, of any of the following circumstances unless such circumstances are fully corrected within ten (10) business days after written notice thereof to the Company from the Executive:

(i)        the assignment to the Executive of any duties materially inconsistent with his status as Senior Vice President and Chief Financial Officer of the Company, his removal from that position or a diminution in the nature or status of his meaningful responsibilities;
(ii)        a material reduction by the Company of the Executive's target total annual compensation (either annual base salary or target annual incentive award) as in effect on Employment Date or as the same may be increased from time to time;
(iii)        the failure by the Company to pay or provide to the Executive any compensation when due;
(iv)        the failure by the Company to continue in effect any incentive compensation plan in which the Executive participates on the Employment Date or thereafter, unless an equitable alternative compensation arrangement (embodied in an ongoing substitute or alternative plan) has been provided for to the Executive; or the failure by the Company to continue the Executive's participation in any such incentive plan on the same basis, both in terms of the amount of benefits provided (except if the Executive's benefits are reduced as a result of the Company's reduction of benefits provided to all participants covered by such plan) and the level of the Executive's participation relative to other participants, as existed immediately prior to such failure;
(v)        except as required by law, the failure by the Company to continue to provide the Executive with benefits at least as favorable as those enjoyed by the Executive immediately prior to such failure under the employee benefit and welfare plans of the Company, including, without limitation, the pension, life insurance, medical, dental, health and accident, disability, deferred compensation retirement and savings plans, in which the Executive was participating immediately prior to such failure (except if the Executive's benefits are reduced as a result of the Company's reduction of benefits provided to all participants covered by such plan or plans); the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately prior to the taking of such action (except if the Executive's benefits or fringe benefits are reduced as a result of the Company's reduction of benefits or fringe benefits to all employees who receive them); or the failure by the Company to provide the Executive with the number of paid vacation days to which he was entitled immediately prior to such failure;
(vi)        A change in work location outside of Manhattan and the distance between the Executive's current home and the new location is greater than the distance from the Executive's current home and his reporting location at time of hire;
(vii)        the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 14 below; or
(viii)        the purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2 above, and for purposes of this Agreement, no such purported termination shall be effective.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting "Good Reason" hereunder.

7. Limited Circumstances in Which Benefits are Payable Hereunder. No benefits shall be payable under this Agreement in the event that the Executive's employment with the Company ceases for any reason other than termination by the Company without Cause or by the Executive for Good Reason. Without limiting the generality of the foregoing, no benefits shall be payable hereunder in the event that the Executive's employment with the Company ceases as the result of termination by the Company for Cause, termination by the Executive other than for Good Reason, or the death or disability of the Executive. In the case of termination of the Executive's employment as a result of the death or disability of the Executive, benefits will be provided in accordance with the Company's compensation and benefit plans in which the Executive participated immediately prior to his termination of employment.

8. Compensation and Benefits in Event of a Change in Control. The compensation and benefits provided under this Agreement will be reduced by any compensation and benefits that may be paid under other agreements or arrangements as a result of termination of the Executive's employment following a change in control of the Company that occurs during the term of this Agreement.

9. Legal Fees and Expenses. The Company promptly shall reimburse the Executive for all legal fees and expenses reasonably incurred by him in contesting or disputing the nature of any termination of employment for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement, such reimbursement to be made on or before the last day of the Executive's taxable year following the taxable year in which such fees or expenses were incurred.

10. Restrictive Covenants.

(i)        The Executive shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive's employment by the Company or any of its affiliated companies and that is not public knowledge ("Confidential Information") in strict confidence. The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law, regulation, legal process or as may be required in connection with the performance of his duties as Senior Vice President and Chief Financial Officer of the Company, as determined by the Executive in the exercise of his good faith judgment during his employment. If the Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, the Executive will use his reasonable best efforts to provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that the Executive shall use his best efforts to limit any such disclosure to the precise terms of such request or requirement.

(ii)        In consideration of the compensation and benefits provided hereunder, the Executive agrees, for the benefit of the Company, that he will not, during his employment and for the twelve month period thereafter, engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, employee, partner, stockholder, limited partner or other investor (other than an investment of not more than five percent of the stock or equity of any corporation the capital stock of which is publicly traded) or otherwise, in any business which is competitive with the business now, or at any time during his employment by the Company, conducted by the Company or any of its affiliated companies. In addition, the Executive agrees, for the benefit of the Company, that he will not, during his employment and for a twelve month period thereafter, solicit away from the Company any person who was an officer or employee of the Company or any of its affiliated companies, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company or any of its affiliated companies, without the prior written consent of the Company. Additionally, it is hereby agreed that for the twelve period following the Date of Termination, the Executive will not directly or indirectly engage in any activity (in any capacity, including as principal, agent, employee, partner, consultant or otherwise), including investing or in any other way obtaining an interest in, with respect to any entity, product or potential product in which during the twelve month period prior to the Date of Termination, the Company or its affiliates has to the Executive's knowledge or understanding, considered making or is considering making an investment in or engaging in any other business relationship with respect thereto.

(iii)        The Executive covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees.

11. Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement. The Executive acknowledges that the restrictive covenants contained in Section 10 above (the "Restrictive Covenants") are a condition of this Agreement and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants in Section 10 above, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants in Section 10(ii) above, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

12. Specific Performance. The Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given by the party giving such notice or other communication and to have been duly received by the other party (i) on the date on which such notice or other communication shall be delivered by hand to and receipted for by such other party, or (ii) three New York business days after the date on which such notice or other communication shall be mailed by registered or certified mail with postage prepaid:

(i) If to the Executive, to: Frank A. D'Amelio
c/o
Pfizer Inc.
235 East 42nd Street
New York, NY 10017

with a copy to the Executive's home address as listed in the Company's records;

(ii) If to the Company, to: Pfizer Inc.
235 East 42nd Street
New York, NY 10017
Attention: Corporate Secretary

or such other address as may have been furnished to the Company by the Executive or to the Executive by the Company, as the case may be.

14. Successors.

(i) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to agree in writing to assume the Company's obligations under this Agreement and to perform such obligations in the same manner and to the same extent that the Company is required to perform them. As used in this Agreement, "Company" shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Company's obligations under this Agreement by operation of law or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would still be payable to him in accordance with the terms of this Agreement if he had continued to live, all such amounts shall be paid to his devisee, legatee or other designee or, if there is no such designee, to his estate.

15. Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and the regulations and rulings thereunder as of the date of his "separation from service" as defined in Treasury Regulation Section 1.409A-1(h) (or any successor regulation) and if any payment or benefit provided for in this Agreement constitutes a "deferral of compensation" subject to Section 409A and cannot be paid or provided in the manner provided herein without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment or benefit which is payable during the first six months following the Executive's "separation from service" shall be paid or provided to the Executive in a cash lump-sum, without interest, on the first business day of the seventh calendar month immediately following the month in which his "separation from service" occurs (or, if earlier, promptly following the date of his death, in which case such amount shall be paid to his estate). Any payments or benefits due hereunder upon a Qualifying Termination which are a "deferral of compensation" subject to Section 409A shall only be payable or provided to the Executive (or his estate) upon a "separation from service" as defined in Section 409A. If the post-termination benefits under Section 1(iii) are delayed in accordance with this Section 15, to the extent permitted by Section 409A, the Executive shall be permitted to receive such benefits during the six month period following his "separation from service" but shall pay to the Company the value of all such benefits during such six month period following his "separation from service," and the Company shall reimburse all such amounts paid by him, without interest, on the first business day of the seventh calendar month immediately following the month in which his "separation from service" occurs (or, if earlier, promptly following the date of his death, in which case such amount shall be paid to his estate). For the purposes of this Agreement, amounts payable under Section 1 hereof shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) and (b)(9) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. Modification and Waiver. No provision of this Agreement may be amended, modified, waived or discharged except pursuant to a written agreement signed by the Company and the Executive.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PFIZER INC.

By: /s/ Mary McLeod_______
Mary McLeod
Senior Vice President - Worldwide Talent Development and Human
Resources

EXECUTIVE

/s/ Frank A. D'Amelio
Frank A. D'Amelio